UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 2, 2015

CLEAN DIESEL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33710	06-1393453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1621 Fiske Place

Oxnard, California, 93033

(Address of Principal Executive Offices) (Zip Code)

(805) 639-9458

(Registrants telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 2, 2015, Clean Diesel Technologies, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, as the representative of the several underwriters identified therein (collectively, the “Underwriters”), pursuant to which the Company agreed to offer and sell up to 2,500,000 units at a price per unit of $2.05 (the “Offering”). Each unit will consist of one share of common stock (the “Common Shares”) and 0.2 of a warrant (the “Warrants”) to purchase one share of common stock (the “Warrant Shares” and, together with the Common Shares, the “Shares”). The Warrants will be exercisable during the period commencing six months and one day from the date of issuance and ending on the date which is five years from the date it first becomes exercisable at an exercise price of $2.65 per share of common stock (subject to adjustment under certain circumstances). The shares of common stock and Warrants will be immediately separable and will be issued separately but will be sold together in the Offering.

The net proceeds to the Company from the offering are approximately $4.5 million, after underwriting discounts and commissions and estimated Offering expenses payable by the Company, and excluding any proceeds the Company may receive upon exercise of the Warrants.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement are solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

Subject to limited exceptions, a holder of the Warrants will not have the right to exercise any portion of such securities if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after the exercise. The exercise price of the Warrants and the number of shares of common stock issuable upon exercise of the Warrants will be subject to adjustment in the event of stock splits, stock dividends, combinations, rights offerings and similar events affecting the common stock. In addition, in the event the Company consummates a merger or consolidation with or into another person or other reorganization event in which the common stock is converted or exchanged for securities, cash or other property, or the Company sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of its assets or the Company or another person acquire 50% or more of the outstanding common stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of such Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to the Company or surviving entity shall assume the obligations under the Warrants.

The Company does not intend to apply for listing of the Warrants on any national securities exchange or other nationally recognized trading system.

The Shares and Warrants are being offered and sold under the Company’s shelf registration statement on Form S-3 (File Number 333-181443). The closing of the offering is expected to take place on June 8, 2015, subject to the satisfaction of customary closing conditions.

Copies of the Underwriting Agreement and form of Warrant are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Underwriting Agreement and Warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The legal opinion, including the related consent, of DLA Piper LLP (US) relating to the validity of the common stock and the Warrants being sold in the Offering is filed as Exhibit 5.1 to this Current Report.

This Current Report contains forward-looking statements that involve risks and uncertainties, such as statements related to the anticipated closing of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company’s SEC filings.

Item 7.01. Regulation FD Disclosure.

On June 3, 2015, the Company issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference. This information is not deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any Securities Act registration statements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits

1.1	Underwriting Agreement, dated June 2, 2015, between the Company and Cowen and Company, LLC, as representative of the several underwriters.

4.1	Form of Warrant.

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

99.1	Press Release dated June 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN DIESEL TECHNOLOGIES, INC.

June 3, 2015	By:	/s/ David E. Shea
		Name:	David E. Shea
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

1.1	Underwriting Agreement, dated June 2, 2015, between the Company and Cowen and Company, LLC, as representative of the several underwriters.

4.1	Form of Warrant.

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

99.1	Press Release dated June 3, 2015.